EXHIBIT 5.1




                                October 22, 1997


Board of Directors
California Pro Sports, Inc.
1221-B South Batesville Road
Greer, South Carolina 29650

Re:      Registration Statement on Form S-8
         Opinion of Counsel

Gentlemen:

         As counsel for California Pro Sports, Inc. (the "Corporation"), a Delaware corporation, we have examined the Certificate of Incorporation, the Bylaws and Minutes of the Corporation and such other corporate records, documents and proceedings, and have considered such questions of law as we deemed relevant for the purpose of this opinion. We have also, as such counsel, examined the Corporation's Registration Statement on Form S-8 (the "Registration Statement"), which will be filed with the Securities and Exchange Commission today or shortly thereafter, covering the sale of an aggregate of up to 881,000 shares (the "Shares") of the Corporation's common stock under the Corporation's 1994 Stock Option Plan, individual Warrant Agreements and a Stock Bonus as described in and in accordance with the terms of the Registration Statement.

         Based upon the foregoing, we are of the opinion that the Shares will be duly and validly issued as fully paid and non-assessable shares of common stock upon issuance in case of the Stock Bonus and upon exercise of options and or warrants in accordance with their terms.

         We hereby consent to the use of our name in such Registration Statement and to the filing of this opinion as Exhibit 5.1 thereto. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

                                            Very truly yours,



                                            Friedlob Sanderson Raskin
                                            Paulson & Tourtillott, LLC